                      SCHEDULE 14A INFORMATION

       PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.)

Filed by the Registrant ( X )
Filed by a Party other than the registrant  (  )
Check the appropriate box:
( ) Preliminary Proxy Statement
( ) Confidential, for use of the Commission only (as permitted by Rule
      14a-b(e)(2)
( ) Definitive Proxy Statement
(X) Definitive Additional Materials
( ) Soliciting Material Pursuant to Section 240.14a-11(c) or Section
240.14a-12

    The Bureau of National Affairs, Inc.
----------------------------------------------------
(Name of Registrant as Specified in its Charter)

----------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
( ) $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j(2) or
      Item 22(a)(2) of Schedule 14A.
( ) $500 per each party to the controversy pursuant to Exchange
      Act Rule 14a-6(i)(3).
( ) Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1)  Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------
    2)  Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------
    4)  Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------
    5)  Total fee paid:

    --------------------------------------------------------------------------
(X) Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act
Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1)  Amount Previously Paid:

    --------------------------------------------------------------------------
    2)  Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------
    3)  Filing Party:

    --------------------------------------------------------------------------
    4)  Date Filed:

    --------------------------------------------------------------------------

           INTEROFFICE MEMORANDUM



                                           DATE:  March 28, 1995




TO:  Board of Directors
     Management Committee

FR:  Paul Wojcik

RE:  Resolution on Employee Ownership


     I have divided this response into six major points upon which John Sukenik seems to be basing his argument that the shareholders would be better off if the Company were sold.

     I.   CORPORATE FINANCIAL PERFORMANCE
          -------------------------------

          It is hard to know where to begin in challenging the financial picture John Sukenik paints of the Corporation. His picture seems to be one of a corporation that, until 1989, enjoyed uninterrupted success. At that point he seems to imply that unprecedented and irrational spending, combined with a shrinking growth rate, has led to a rapid deterioration in operating profits and a company whose value has been diminished and is in danger of disappearing entirely.

          Let's examine those premises. In 1989, the operating profit was indeed nearly $15 million. That, however, was not the result of a long steady climb to that healthy operating margin. 1989 was an exceptional year for a couple of reasons. One, it was the culmination of go-go '80s, and business nationwide was strong and renewal rates were high. Two, and perhaps more important to BNA's operating margin, there were no new services launched in 1988 and only one in 1989. That all important investment in new products was the missing "cost". That formula is a great prescription for short-term success and long-term disaster. The lack of new product activity in those two years, along with other factors such as a down-turn in the nation's economy and an increasingly competitive marketplace no doubt contributed to a decrease in revenue growth.

          Since 1989, the general business and specific industry environment has been tougher. The recession and corporate restructuring among our customers affected our renewal rates (and those of our competitors). Increased product development and new service launches ensured continued growth but required large investments. The development and enhancement of electronic products to protect our subscriber base and provide opportunities for market expansion has also been costly. Investments to improve the publishing and business infrastructure have been undertaken with the knowledge that in the short-term they would have a negative impact on profitability. Health care claims jumped 88 percent in the 1990-91 period (since then, the PPO plan has essentially halted the increases); and there were several required accounting changes which had an extremely negative impact on operating earnings (between $3 million and $4 million each year since 1992) although they did not require the expenditure of any actual money.

          Despite those negative factors, the Company's performance has been healthy. A revenue jump of 7.3 percent in 1994 was the highest since 1990. Despite decisions to make large investments in new products and infrastructure, and the negative effect of accounting changes, increases in operating expenses the last five years have been, in percentage terms, well below those of the five years preceding 1989. And the business is healthy; the wisdom of the investment in new products has been confirmed by three straight record breaking sales years, and an unbroken string of annual increases in revenues - during the five most tumultuous, revolutionary years our industry has ever been through. Despite Mr. Sukenik's prediction that "it appears impossible that the Company will report any material improvement in profitability for 1994," the Company's operating profit increased 13.5 percent. If you were to factor in the effect of accounting changes on operating earnings from 1992 to 1994, the results would be even more impressive.

          So has the Company been devalued? No. The renewable BNA/TM subscription business increased from $130.8 million at the end of 1989 to $187.7 million at the end of 1994, a 43.5 percent increase over five years. The amount of renewable business on the books is probably THE most important factor any potential acquiror would consider. Over the same period, the Corporation's debt went from $12 million to zero. Cash and investments, on the other hand, increased from $57.7 million to $85.7 million. During that same time period, we built a new printing plant and upgraded the older D.C. buildings increasing their functionality. It is simply absurd to say that BNA is worth less now than it was five years ago.

          Mr. Sukenik also seems to argue that dividends are too high and not justified by corporate performance. With the dividend payout ratio near 70 percent, dividends are at the high end of the 40-70 percent payout policy the Board set in the mid-70's. But, too high compared to what? We have all the cash necessary to fund the projects critical to our future, and our total financial reserves are adequately covering corporate obligations. So, although the dividend rate is high, it is not to the detriment of the Company, and it is to the benefit of shareholders.

          It is also implied that BNA is too small to keep up with changing technology. This is, of course, conjecture which cannot be proven one way or the other. There recently has been, and continues to be, more change than we have historically experienced. But change brings both risk and opportunity, and we have capitalized on the opportunity. Each of our CD products has resulted in double-digit increases in the revenue base of the combined CD/print products that would not have happened without the CD product. In fact, because of the availability of CD products from other companies, it is probably safe to assume that that revenue base would have declined without our investment in these types of products. Our investment in new technology-based products has contributed to the growth in renewable business noted above. In short, there is no evidence that supports the implication that BNA is too small.

     II.  EFFECT OF SALE
          --------------

          Mr. Sukenik has assured people that guarantees about jobs and benefits could be written in to any contract for the sale of BNA. In fact, he says, they would have to be in order to get shareholder approval.

          Conditions on a sale of the Company could perhaps be negotiated into a purchase agreement. They certainly have in the past. The real question is what protection does this language, even if obtainable, give. Speculation on this is of course just that, speculative. But let's look at some examples from recent history.

          One has only to go back in our own history to the Thomson offer of 1982. At that time, Thomson was just beginning its acquisition program in this country. They assured us that they were a small management team and that their plan was to leave BNA alone to operate as it always had. Now that company has a long history of acquisitions, and can anyone point to a Thomson company that has maintained the status quo? Mr. Sukenik in fact used the purchase by Thomson of Bancroft-Whitney as an example of where a company was sold and the employees got all kinds of guarantees. Thomson did guarantee as part of that buy-out that no one would lose their job as a result of the purchase for three years, according to an employee who recently applied for a job at BNA. Three years to the day later, according to that applicant, Thomson terminated everyone but a handful of managing editors; the former rank-and-file still performed their same editorial functions, he reported, however they now work as consultants without benefits. This is not to single out Thomson as a "bad guy." They are just doing what every company does when they pay a premium for an acquisition. Reed Elsevier, the new owner of Lexis, recently fired the entire senior staff and announced that the rest of the staff would be reduced by 20 percent. Veterans of Matthew Bender report staff reductions after that company was acquired by Times Mirror. Restructuring following acquisition is a fact of life.

          Those who find comfort in Mr. Sukenik's arguments that there are ways other than employees to cut costs would do well to look at the chart on the inside front cover of BNA's 1994 Annual Report which shows how BNA spends every dollar of revenue. 56 cents of every dollar goes to employee compensation and fringes. The next highest expense is space and equipment at 9 cents. Cutting costs at a significant level at BNA can mean only one thing, cutting employees.

          One final note. Several federal court opinions recently described in news reports have reversed a relatively recent legal trend. According to these new decisions, companies may indeed have wide latitude in adjusting or curtailing retiree benefits such as health insurance if justified by business necessity. This increases the possibility that if BNA ceased to be employee-owned, retirees may lose more than a solid and rewarding investment; they may lose benefits they have come to expect and rely on.

          In a related matter, Mr. Sukenik has said that the Board could, in weighing offers to purchase the Company, take into account things other than the highest bid, such as which offeror guarantees the best protections for employees. We have been advised by outside counsel that, under Delaware law, this is true if the Board were considering an unsolicited offer. However, if the Board itself initiates an active bidding process, then it would be under a fiduciary obligation, in counsel's view, to submit the highest offer to the shareholders regardless of factors not affecting the value to the shareholders.

     III. EMPLOYEE OWNERSHIP AS DETRIMENTAL TO GOOD BUSINESS
          --------------------------------------------------

          Mr. Sukenik claims that the Board's freedom to act in a wise way is somehow curtailed by employee ownership. He gives two reasons for this. The first is that the entire Board is subservient to Bill as Chairman and as their "boss". This renders them incapable of acting as true directors. This is insulting to anyone who has ever served as a Director for the Company. John Stewart used to greet each new Director with the admonition that once they entered the board room on Board business, they were to act as directors and not employees. BNA Directors take that admonition and their role as shareholder representatives very seriously.

          His second point is that since the shareholders are employees, having employee/shareholders vote for the Board of Directors once a year is intimidating to the Directors because they have to consider the owners' interests when they make their business decisions. This is a curious argument indeed; Directors are representatives of the shareholders and if they have to temper their opinions by the fact that shareholders will not agree with them, that would seem to be a healthy thing. BNA has been in business for 48 years and has, during that time, but especially during the last five years, had to confront a number of different business environments. Decisions, hard decisions unpopular with many people, have been made many times throughout the years. BNA's employee-owners have always been wise enough to understand the basis of actions that may impact negatively on them as employees or individuals. BNA Directors do consider employees more than most other corporate directors in their decision making. This is because the employees are the owners. This identity between employees and owners is not a burden that hampers good management, it is the strength that has redounded to the benefit of all employees and shareholders throughout the years.
     This is not a weakness during economic hard times, it is especially during those times that employee ownership is most useful. The owners of BNA should in fact derive a great deal of security from the fact that the Board of Directors has to answer so directly and so frequently to its employee/owners.

     IV.  THE RESOLUTION'S MEANING
          ------------------------

          The Board substituted its resolution for Mr. Sukenik's for one simple reason. It wanted shareholders to understand as clearly as they could what they were being asked to vote on. Mr. Sukenik's original proposal did not make clear that this was a proposal on whether to maintain employee ownership. Initial discussion of his proposal indicated that some people interpreted it as a harmless way to appraise the worth of the Company, and others as a way to express dissatisfaction with management. Hiring a broker to solicit bids for the Company is a costly, intrusive, and legally delicate undertaking. Under Delaware law, the fiduciary duties of a board of directors that hires a broker to solicit bids for the company could be interpreted as requiring the board to submit the highest bid to the shareholders. Hiring a broker is not an exploratory step; it is a very real first step in a process that entails legal obligations and high cost.

          Shareholders do not have the authority under Delaware law to order directors to take steps that are otherwise within their discretion under Delaware law. However, as a Director, if the shareholders do not vote to reaffirm employee ownership, I will interpret that vote not as a desire to find out what the Company is worth or as a referendum on specific management actions, but as a real desire of the shareholders to sell the Company. That is a valid interpretation of a vote against this resolution and in fact is probably the most conservative interpretation of such a vote. Such a message from the shareholders would not only have a great impact on my view of whether the Company should be sold, but could well affect my view of the appropriate balance between long-term growth and short-term profitability in making immediate business decisions. In short, if the shareholders reject the concept of employee ownership, it may well have substantial and immediate effects on the operations of the business. If as a shareholder, your intent is to get a harmless appraisal of the Company's worth or register a dissent from recent management decisions and actions, voting against this resolution is NOT the way to do it. Voting against this resolution is a vote to end employee ownership and everything it means.




     V.   VOTING SHARES
          -------------

          Mr. Sukenik has raised the fact that only Class A shares will be voting as an indication that the Board has no respect for shareholder rights. A number of Class B shareholders have responded at his urgings, seeing the matter as a fairness issue.

          It is not a fairness issue, it is a corporate governance issue.
     The Board is not free to decide what classes of stock are the voting stock of the Corporation. The Articles of Incorporation make it clear that Class A shares are the voting shares. There is only one way that those Articles can be changed, and that is by a vote of the voting shares of the Corporation, that is, the Class A shareholders themselves.

          The right to vote is a significant protection that the Class A shareholders have. It is the only right that Class A shareholders have that the other classes of stock do not have. It would be unwise, and possibly illegal, for the Board to give that right away without the approval of the Class A shareholders. The Board has heard from approximately 10 Class B or Class C shareholders who desire the right to vote on this resolution. It is significant, however, that despite sending the same appeal to approximately 250 Class A shareholders, Mr. Sukenik has not motivated a single Class A shareholder to urge the Board to give away the Class A voting rights.

          The Articles of Incorporation, in granting Class A shareholders voting rights, do not provide for the granting of voting rights to other classes if the issue is important, the issue involves ownership, or if the other classes own a majority of the outstanding stock. If the Articles of Incorporation were not so clear, and the issue was simply one of "fairness", those factors would indeed be things to consider.
     The Articles of Incorporation are not ambiguous, however, and the intent of their language is clear: while retirees and employees of a sold subsidiary are entitled to continue to hold BNA stock, voting rights are to be retained solely by the Class A shareholders.

     VI.  THE BUSINESS OUTLOOK
          --------------------

          Underlying Mr. Sukenik's message is the theory that BNA cannot compete in today's industry. There is nothing to support this view. Over the last ten years, corporate revenue has increased every year. New sales records, by substantial margins, were set in each of the last three years. Despite large reinvestment in the business, our assets have grown. The value of the subscriptions on the books has grown continually, increasing almost 12 percent last year. It does not take a fortune teller to know that CDs are not the end of the technological line, the industry is increasingly competitive, that our market is volatile and unstable. We are not going to succeed by resting on our laurels or by doing things like we've always done them. But no one at BNA assumes that we could. We will succeed because we have the financial strength, energy, talent, desire, and wisdom that we have demonstrated throughout 48 years in this business, but never more so than in the last five years. I urge you to look at what we have achieved and if you have questions, ask those who are in a position to know. Don't blindly accept the interpretation of one former employee who has less than two years left to maximize his investment. His interests are unlikely to be the same as yours.

                       EMPLOYEE OWNERSHIP





     The resolution included on the ballot received by shareholders for voting at this year's annual meeting reaffirms employee ownership. If you want BNA to continue as an employee-owned company and not be put up for sale, vote FOR the proposal. The Board urges you to do so.

     PLEASE VOTE.  Not returning your ballot has the effect of voting to put
                   ---
the company up for sale.






3/28/95